EXHIBIT 10B

                     FRED MEYER, INC. BONUS PLAN DESCRIPTION

                         AS AMENDED TO JANUARY 30, 1999



INTRODUCTION:

          Fred Meyer, Inc.'s Subsidiaries' Bonus Plans for the year ended January 30, 1999 compensates selected employees based on goals and objectives determined periodically by the Company. Under the Bonus Plan, bonuses are allocated based on programs prescribed for each of two categories of participants: (1) Regional/District and Store bonusable participants, and (2) all other bonusable participants.


REGIONAL/DISTRICT AND STORE BONUSABLE PARTICIPANTS PROGRAM:

          Awards for regional/district and store bonusable participants are based upon predetermined and preapproved objectives for store contribution income and in some cases sales, inventory control, and corporate pretax income. For each mid-year payment period and year-end bonus payments the Company sets objectives for sales, contribution income, inventory, and pretax income based upon the Company's projections, each region/district and store manager's projections and historical results. These objectives are reviewed and approved by Subsidiary Senior Management and the Company's Compensation Committee. The actual bonus awarded each payment period and for the year-end bonus payments generally is based on a predefined percentage of the participant's regular salary for the year, as adjusted for actual versus budgeted results. Budgeted results give rise to a target bonus, while greater than budgeted results give rise to a larger than target bonus. Lower than budgeted results will result in a smaller bonus (as low as 0 percent of target bonus). Each participant's bonus is generally calculated on how well the participant's area of responsibility does, and in some cases a smaller portion of the bonus is based on how well the Company does.


ALL OTHER BONUSABLE PARTICIPANTS PROGRAM:

          The program applicable to all other management/supervisory and other bonusable participants not included in the regional/district and store program is based on the following formula: The bonus paid is based on the Company's objectives for operating income and pretax income, and in some cases on sales, inventory, and various departmental budgets as prepared by the department's management, and approved by Subsidiary Senior Management and by the Compensation Committee. The bonus amount paid is generally determined as a percentage of each participant's salary (target bonus), adjusted upward or downward based on performance. Participants can achieve in excess of 100 percent of their target bonus for exceeding their performance goals or as low as 0 percent of target bonus for lower than predefined results.


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YEAR-END REVIEW AND PAYMENT:

          Final bonus payments are generally paid in March following the year in which performance goals are measured. Senior Management of each Subsidiary and the Compensation Committee approve the final amount of total bonuses to be paid and the amount paid to executive officers prior to such payment. The Compensation Committee of the Board of Directors can approve discretionary amounts resulting from unusual circumstances affecting the Company, such as special efforts performed in achieving merger-related synergies.